EXHIBIT 99.1


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
Investor Contact:    Nancy Christal                      Media Contacts      Fred McGrail
		     Vice President,Investor                                 Director, Corp.
		       Relations                                               Communications
		     (914) 722-4704                                          (401) 765-1500 x 4630
									     Jim Fingeroth
									     Wendi Kopsick
									     Kekst and Company
									     (212) 593-2655
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			   FOR IMMEDIATE RELEASE


	    CVS RECEIVES SHAREHOLDER APPROVAL FOR REVCO MERGER
	    --------------------------------------------------

	  --Agrees to Terms of Consent Decree with Staff of FTC--

	       WOONSOCKET, RI, May 27, 1997 -- CVS Corporation (NYSE: CVS) announced that shareholders at the Company's Annual Meeting today voted to approve its proposed merger with Revco D.S., Inc. Revco shareholders will vote on the merger at a special meeting tomorrow.

	       CVS also announced that it has reached an agreement on the terms of a consent decree with the staff of the Federal Trade Commission which will, if approved by the Commission, allow CVS to proceed with the merger. That agreement is now under consideration by the Commission, and a decision is expected shortly.

	       On February 7, 1997, CVS announced it had signed a definitive agreement providing for the combination of CVS and Revco in a stock transaction valued at approximately $2.8 billion, plus the assumption of approximately $900 million of Revco debt. The combined company will be the nation's largest chain drugstore company based on store count and will be named CVS Corporation, with its headquarters in Woonsocket, Rhode Island.

	       Revco, with calendar year 1996 sales of approximately $5.4 billion, operates nearly 2,600 stores in 17 Midwestern, Southeastern and Eastern states.

	       CVS, with annual sales of $5.5 billion in 1996, is a leading drug store chain in the Northeast and Middle Atlantic regions. As of April 26, 1997, CVS operated 1,425 stores in 14 states and the District of Columbia.


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